Exhibit (a)(5)(ii)

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFERS FOR ITS 5.00% SENIOR CONVERTIBLE NOTES DUE 2013 AND ITS 4.50% SENIOR CONVERTIBLE NOTES DUE 2015 AND EXTENDS EXPIRATION DATE

Oklahoma City, Oklahoma, Friday, September 7, 2012. GMX RESOURCES INC., NYSE: ‘GMXR’; today announced that it had received, as of immediately after 11:59 p.m., Eastern Time, on September 6, 2012 tenders from the holders of approximately $24.8 million in aggregate principal amount, or approximately 48%, of its outstanding 5.00% Senior Convertible Notes due 2013 (the “2013 Notes”) and approximately $36.9 million in aggregate principal amount, or approximately 43%, of its outstanding 4.50% Senior Convertible Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Convertible Notes”) in connection with its previously announced exchange offers for the Convertible Notes, which commenced on August 9, 2012. Holders tendering 2013 Notes will receive new Senior Secured Second-Priority Notes due 2018 (the “New Notes”) and shares of the Company’s common stock. Holders tendering 2015 Notes will receive New Notes.

GMXR has extended the “Expiration Date” for the exchange offers to 5:00 p.m., Eastern Time, on Monday, September 10, 2012 in order to allow additional time for the SEC to complete the qualification of the indenture governing the New Notes under the Trust Indenture Act.

Based on the current amount of Convertible Notes tendered to date and notwithstanding the Company’s minimum tender condition, the Company intends to accept all such notes that remain validly tendered and not validly withdrawn, subject to satisfaction or waiver of the other conditions of the exchange offers.

Any Convertible Notes not tendered and purchased pursuant to the exchange offers will remain outstanding.

The securities to be offered in the exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has relied on Section 3(a)(9) of the Securities Act to exempt the exchange offers from the registration requirements of the Securities Act.

Holders who have previously validly tendered and not withdrawn Convertible Notes do not need to re-tender their Convertible Notes or take any other action in response to the extension of the exchange offers.

The terms and conditions of the exchange offers, prior to the amendments described in this release, were set forth in the Company’s Offering Memorandum dated August 9, 2012 (the “Offering Memorandum”) and Letters of Transmittal, dated August 9, 2012 (the “Letters of Transmittal”), and the other related materials that the Company distributed to holders of the Convertible Notes, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Company’s Schedule TO on August 9, 2012 (the “Original Exchange Offer Materials”). The Original Exchange Offer Materials have been amended and supplemented by Amendment No. 1 to the Schedule TO, which was filed with the SEC on August 20, 2012, Amendment No. 2 to the Schedule TO, which was filed with the SEC on August 27, 2012, and Amendment No. 3 to the Schedule TO, which will be filed with the SEC on September 7, 2012 (collectively, the “Schedule TO Amendments”). The term “tender offer,” when used in this release, shall refer to the terms and conditions described in the Original Exchange Offer Materials, as amended and supplemented by the Schedule TO Amendments and this release. The exchange offers are only being made pursuant to the terms of the Original Exchange Offer Materials, as amended by the Schedule TO Amendments.

The Company has retained Global Bondholder Services Corporation to serve as the information agent. Requests for documents may be directed to Global Bondholder Services Corporation at (212) 430-3774, or (800) 804-2200, or in writing to 65 Broadway, Suite 404, New York, NY 10006.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include whether or not the exchange offers are consummated or any New Notes or common stock are issued. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

GMXR is a resource play rich E&P company. Oil shale resources are located in the Williston Basin, North Dakota & Montana targeting the Bakken Petroleum System and in the DJ Basin, Wyoming targeting the Niobrara Petroleum System; both plays are estimated 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous, with infrastructure in place and substantially all held by production. We believe these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Company’s multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout our portfolio. Please visit www.gmxresources.com for more information on the Company.